Exhibit 10.1 Binding Letter of Intent

This Letter of Intent is entered into on this 17th day of November, 2006, for the purpose of confirming the proposed basic terms of an understanding by and among LitFunding Corp, a Nevada corporation ("LitFunding"), Morton Reed, an individual ("Reed") and CardMart Plus, Inc., a California corporation ("CardMart"), relating to the acquisition by CardMart of a controlling equity interest in LitFunding..
I
Recitals

LitFunding is seeking a merger or other business transaction with another business entity in order to obtain additional liquidity and assets and to maximize shareholder value.

A)  Reed, the current Chief Executive Officer of LitFunding, and its largest shareholder, desires to retire from the corporation and to sell his equity interest in the corporation. Reed currently holds 8,141,563 shares of LitFunding common stock.

B)  CardMart desires to enter into a transaction with LitFunding (the “Transaction”), and desires to acquire a common stock interest in LitFunding equal to at least 51% of the outstanding common stock.

C)  By and through this Letter of Intent, LitFunding, Reed and CardMart desire to confirm the proposed basic terms that will be set forth in a subsequent definitive agreement to be entered into between the parties on or before November 30, 2006 unless such date is extended by mutual consent of the parties signatory hereto.

II
Basic Terms

1.  Reed Stock. CardMart will acquire the 5.0 million shares of common stock owned by Reed, and currently held by the Court as collateral in connection with Reed’s personal bankruptcy under a Chapter 13 proceeding, for the sum of $200,000 to be paid directly to the Court. Upon the acquisition of this block of common stock, Reed shall resign from LitFunding and a new Chief Executive Officer shall be named by the Board of Directors. To the extent required, this transaction shall be subject to, and contingent upon, approval by the Bankruptcy Court or Trustee.

2.  Additional Reed Stock. Reed shall sell to CardMart, 3 million shares for a total of $40,000, in the form of a note payable to Reed by CardMart.

3.  Reed Debt. Reed shall assign to CardMart $350,000 of his claim for accrued salary that is owed to Reed by LitFunding, inclusive of his right to convert such sums due from LitFunding into common stock of LitFunding, for the sum of $35,000 payable by CardMart to Reed in cash. Reed represents that from the Board of Directors, he has acquired the right to convert the amounts due into shares of common stock of LitFunding at the then-current market value of the shares at the time of the conversion and CardMart’s purchase of this accrued salary is contingent upon acknowledgment by LitFunding’s Board that such claim may be converted into shares of common stock of LitFunding at the then-current market value of the shares at the time of the conversion.

4.  Easy Money Express Funding. As part of the Transaction, an additional $300,000 will be deposited by CardMart into Easy Money Express, Inc., a fully owned subsidiary of LitFunding. LitFunding will issue 6 million shares to CardMart in consideration for this funding.

5.  Consulting Agreement. Reed agrees to stay on as a consultant for a period of no more than one year for compensation to be determined.

6.  Creditor Conversion. As part of the Transaction (i) Jerry Polis shall have agreed to convert the $100,000 debt owed to him by LitFunding into shares of LitFunding and immediately exchange such shares for 20,000 shares of CardMart (ii) Andrew Green shall have agreed to convert the $500,000 debt owed to him by LitFunding into shares of LitFunding and immediately exchange such shares for 100,000 shares of CardMart and (iii) the obligation owed to Winthrop Couchot shall have been paid through the issuance of 1 million shares of LitFunding common stock. These transactions must take place prior to, or simultaneous with the closing of the Transaction under the definitive agreement.

7.  Merger with CardMart. As part of the Transaction, the current Board of Directors of LitFunding shall vote to acquire 100% of the outstanding capital stock of CardMart in exchange for approximately 44 million shares of LitFunding. After effecting this Merger, the shareholders of CardMart will own approximately 65% of LitFunding.

8.  Contingency. The consummation of the Transaction shall be contingent upon the negotiation of a definitive agreement for the Transaction upon terms which are mutually satisfactory to the parties. The terms of the Transaction are to be negotiated by the parties and will be subject to closing conditions and contingencies to be determined in the sole discretion of CardMart, including, without limitation, satisfactory due diligence review by CardMart.

9.  Board Consent. The parties acknowledge that Stanley Weiner is a member of LitFunding’s Board of Directors. LitFunding represents that its Board of Directors has approved the basic terms of the Transaction contemplated by the parties and has authorized Reed, as its CEO, to enter into a Definitive Agreement upon terms and conditions which are mutually satisfactory to the parties and in the best interests of LitFunding and CardMart.

III
Miscellaneous

10.  No Encumbrances. All shares of LitFunding acquired by CardMart hereunder shall be delivered free and clear of any and all encumbrances of any nature whatsoever (other than restrictions on resale pursuant to Rule 144 under the Securities Act of 1933) and shall be validly issued and nonassessable.

11.  Termination. Any party may terminate this Letter of Intent by providing the other party with written notice of such termination to the other parties if the definitive agreement for the Transaction between LitFunding and CardMart is not executed on or before 5:30 p.m. (PST) on November 30, 2006.

12.  No Assurances; Binding. This Letter of Intent is contractual and binding upon all parties signatory hereto. LitFunding agrees with CardMart that it will not negotiate with any other parties pertaining to this contemplated Transaction until this transaction is consummated or terminated.

13.  Counterparts. This Letter of Intent is executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a signed counterpart by facsimile transmission shall be deemed an original for all purposes.

14.  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Nevada, without reference to any choice of law provisions.

15.  Expenses; Disputes. Each of the parties will bear its own costs and expenses (including legal fees) incurred in connection with this Letter of Intent and the consummation of the Transaction contemplated hereby. The prevailing party in any suit or proceeding arising under this Letter of Intent shall recover its reasonable costs and expenses including a reasonable sum as attorneys’ fees.

16.  Good Faith Deposit.Concurrent with the execution of this Letter of Intent, CardMart will deliver a good faith deposit of $25,000 to be applied to the obligations upon completion of this Transaction.

IN WITNESS WHEREOF, the Parties hereto have executed this Letter of Intent by their duly authorized representatives or agents as of the date first above written.

“LITFUNDING”
LitFunding Corp.

By: /s/ Morton Reed	Date: November 17, 2006
Name: Morton Reed, CEO

By: /s/ Morton Reed	Date: November 17, 2006
Morton Reed, an individual

“CARDMART”
CardMart Plus, Inc.

By: /s/ Daniel D. Correa	Date: November 17, 2006
Name: Daniel D. Correa, CEO